Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report, dated February 25, 2013, on the financial statements and financial highlights of Pioneer Core Equity Fund (formerly Pioneer Research Fund) included in the Annual Report to the Shareowners for the year ended December 31, 2012 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 78 to the Registration Statement (Form N-1A, No.2-32773) of Pioneer Core Equity Fund.



/s/ ERNST & YOUNG LLP

Boston, Massachusetts
January 22, 2014